Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Sterling Gold Corp. (an exploration stage company) on Form SB-2/A-1 of our Auditors' Report, dated February 5, 2004, on the balance sheet of Sterling Gold Corp. (an exploration stage company) as at January 31, 2004 and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on January 26, 2004 to January 31, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

June 30, 2004	Chartered Accountants